Exhibit 99.3

BTC Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(UNAUDITED)

For the Year Ended December 31, 2025

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following financial information is derived from our financial statements and should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein.

Overview

Business Description

BTC Inc. is the world’s preeminent Bitcoin media, events, and intelligence company. Founded to accelerate the adoption of Bitcoin as a global monetary standard, the Company operates across four primary business segments: (i) Events, which produces the world’s largest Bitcoin conferences and experiences; (ii) Digital, which encompasses Bitcoin Magazine’s digital properties, multimedia content, and marketing services; (iii) Print, consisting of the Bitcoin Magazine print publication; and (iv) Advisory, which serves institutions and corporations seeking Bitcoin strategy, intelligence, and education through corporate subscription and consulting services.

The Company’s business model combines high-volume event revenue driven by its flagship annual Bitcoin Conference with recurring digital subscription and corporate membership revenue, creating a diversified and partially counter-cyclical revenue profile. Bitcoin Magazine, now the world’s longest-running Bitcoin publication, anchors the Company’s editorial credibility and brand across all segments.

The Company is deliberate in its approach to revenue diversification. While the Bitcoin Conference remains the largest single revenue event and will continue to support the Company’s financial profile, management has pursued a strategy of expanding recurring and counter-cyclical revenue streams, specifically within the Advisory and Digital segments, to reduce dependence on any single event cycle and to build a more predictable revenue base over time. Events revenue as a percentage of total revenue is expected to decline as a proportion of the total mix over the three-year planning horizon as the Advisory segment scales, even as absolute event revenue grows.

Financial Summary

Revenue types	2025	2024	Change ($)	Change (%)
Events revenue	$53,615,586	$24,855,638	$28,759,948	115.7%
Digital revenue	9,423,467	5,723,885	3,699,582	64.6%
Print revenue	306,503	339,764	(33,261)	(9.8)%
Advisory revenue	2,238,693	—	—	—
Other revenue	436,303	507,386	(71,083)	(14.0)%
Total revenue	66,020,552	31,426,673	34,593,879	110.1%
Total cost of revenue	21,201,140	11,141,776	10,059,364	90.3%
Gross profit	44,819,412	20,284,897	24,534,515	120.9%
Gross margin %	67.9%	64.5%	—	3.4%
Total operating expenses	25,445,746	21,715,766	3,729,980	17.2%
Operating income (loss)	19,373,666	(1,430,869)	20,804,535	1454.0%
Net income	14,813,416	3,637,131	11,176,285	307.3%
Cash and cash equivalents	11,071,285	2,931,437	8,139,848	277.7%
Total accounts receivable and contract assets	11,112,077	7,099,065	4,013,012	56.5%
Total contract liabilities (net)	16,423,381	13,771,197	2,652,184	19.3%

Results of Operations

Revenue

Total revenue for the year ended December 31, 2025 increased 110.1%. The Company’s revenue is generated across four principal segments: Events, Digital, Print, and Advisory. The following table presents revenue disaggregated by segment and sub-category, consistent with Note 3 — Disaggregation of Revenue in the accompanying consolidated financial statements and as a percentage of total revenue.

Revenue types	2025	2025 (%)	2024	2024 (%)
Sponsorships	$40,192,920	60.9%	$17,709,851	56.4%
Ticket sales	11,601,719	17.6%	4,916,899	15.6%
Other event revenue	1,820,947	2.8%	2,228,888	7.1%
Total event revenue	53,615,586	81.2%	24,855,638	79.1%
Marketing services	4,705,905	7.1%	3,004,441	9.6%
Digital media revenue	2,378,228	3.6%	1,169,942	3.7%
Multimedia revenue	1,799,000	2.7%	933,334	3.0%
Digital licensing	362,269	0.5%	500,000	1.6%
Online store	178,065	0.3%	116,168	0.4%
Total digital revenue	9,423,467	14.3%	5,723,885	18.2%
Advertising	35,000	0.1%	75,500	0.3%
Magazine	271,503	0.4%	264,264	0.8%
Total print	306,503	0.5%	339,764	1.1%
Corporate subscriptions	1,796,193	2.7%	—	—
Consulting	312,500	0.5%	—	—
Symposium sponsorships	130,000	0.2%	—	—
Total advisory revenue	2,238,693	3.4%	—	—
Other revenue	436,303	0.7%	507,386	1.6%
Total revenue	$66,020,552		$31,426,673

Event Revenue

Events revenue increased 115.7%, and represents approximately 81.2% of total revenue. This growth was primarily driven by the Bitcoin Conference 2025, held in Las Vegas, Nevada, which achieved attendance of 31,584 conference attendees, representing an increase of 155.1% in flagship conference attendance versus 2024, with total attendance across all Company events reaching 69,035. This scale drove commensurate growth in both sponsorship and ticket revenue, as the Company was able to attract a deeper and more diversified partner and attendee base. Sponsorship revenue increased by 127.0%, and ticket revenue increased by 136.0%, relative to the prior year.

Sponsorship revenue represents the single largest revenue line item, reflecting the Company’s continued ability to attract premium sponsors across Fortune 500 financial institutions, Bitcoin-native businesses, and technology companies seeking access to the Company’s highly engaged and committed audience. Ticket revenue reflects the strong attendance and tiered pricing structure at the Bitcoin Conference 2025. Other event revenue includes merchandise, food and beverage, media partnerships, and event attractions revenue.

	2021	2022	2023	2024	2025
Annual conference attendees (multiple events)	15,561	28,394	21,468	26,253	69,035
Annual flagship attendees (single event)	15,561	26,722	18,499	12,382	31,584

Digital Revenue

Digital revenue grew 64.6% for the year ended December 31, 2025 and represents approximately 14.3% of total revenue. The Company considers digital revenue one of it’s most strategically significant long-term growth opportunities.

Marketing revenue reflects the Company’s ability to monetize its digital audience through branded content, native advertising, and digital marketing campaigns for sponsors and advertisers, and includes $2,930,000 of marketing services revenue earned from UTXO Management GP, LLC, a related party, under the Marketing Services Agreement entered into effective January 1, 2024.

Digital media revenue encompasses digital advertising and content distribution. Multimedia revenue relates to revenue from multimedia products and content bundles, including various, video, and licensing arrangements. Digital licensing revenue reflects joint venture and white-label content arrangements. Online Store revenue reflects direct-to-consumer merchandise and digital product sales through the Bitcoin Magazine website.

The 64.5% increase in digital revenue reflects broad-based growth across the segment. Marketing services revenue grew by 56.6%, driven by increased demand for sponsored and branded content from Bitcoin-focused and institutional advertisers seeking access to the Company’s audience. Digital media revenue increased by 116.3% and multimedia revenue grew by 92.7%, consistent with expanded digital and video programming tied to the Company’s growing subscriber base.

Print Revenue

Print revenue reflects advertising and subscription revenue from Bitcoin Magazine’s print edition, which continues to serve as a premium, collectible publication for the Bitcoin community. Other revenue includes book publishing revenue, shared services revenue, miscellaneous income, and art revenue.

Advisory Revenue

The Advisory segment was not formally in existence during fiscal year 2024 and its official launch in 2025 contributed significant of incremental revenue. This directly reflects management’s deliberate investment in institutionalizing the Company’s Bitcoin intelligence capabilities ahead of what management believes is a significant long-term market opportunity within its advisory services.

Corporate subscriptions revenue is primarily derived from the Company’s Bitcoin For Corporations membership program that provides organizations with curated Bitcoin research, policy intelligence, and executive education. Corporate subscription contracts are recognized on a straight-line basis over the contract term, with an average contract duration of approximately 12-24 months. Consulting revenue reflects bespoke advisory engagements with corporations pursuing Bitcoin treasury and strategy initiatives. Symposium sponsorships pertain to the Company’s curated, invitation-only leadership forums, held solely for the exclusive benefit of Bitcoin For Corporations members.

Cost of Revenue

Total cost of revenue for fiscal year 2025 increased 90.3%. This resulted in gross margin of 67.9%, compared to 64.5% in fiscal year 2024. The following table presents cost of revenue by segment and as a percentage of total revenue:

	2025	2025 (%)	2024	2024 (%)
Event production	$10,374,688	15.7%	$3,616,116	11.5%
Event venue	4,048,277	6.1%	1,069,053	3.4%
Audio and visual	2,967,541	4.5%	2,556,588	8.1%
Travel and lodging	882,082	1.3%	658,099	2.1%
Security	577,599	0.9%	187,552	0.6%
Speakers and entertainment	333,324	0.5%	281,241	0.9%
Other event cost of revenue	1,122,588	1.7%	1,827,288	5.8%
Events cost of revenue	20,306,099	30.8%	10,195,937	32.4%
Digital cost of revenue	405,797	0.6%	595,449	1.9%
Print cost of revenue	134,652	0.2%	253,532	0.8%
Advisory cost of revenue	158,871	0.2%	—	—
Other cost of revenue	195,721	0.3%	96,858	0.3%
Total cost of revenue	21,201,140	32.1%	11,141,776	35.5%
Gross profit	$44,819,412	67.9%	$20,284,897	64.5%

Event cost of revenue represents the direct costs of producing the Company’s conferences and events. The largest single component is event production, which encompasses staging, signage, foliage, photography, and the substantial physical infrastructure required to host events with tens of thousands of attendees. Event venue expenses reflect location fees, security deposits, and other site associated costs. Audio/visual expenses reflect the Company’s significant investment in production quality. The remaining event costs include speaker fees and entertainment, security, travel and lodging, and other direct costs. Collectively, event gross margin was approximately 62.1%, consistent with the high-production value positioning of the Company’s conference brand.

The 90.3%, increase in total cost of revenue is substantially explained by the scale of the Bitcoin Conference 2025. Event production costs increased by 186.9% reflecting the larger venue, expanded programming footprint, and greater physical infrastructure required to support an event nearly three times the size of the 2024 flagship. Venue costs increased by 278.7% and audio/visual costs increased by 16.1%, both consistent with the Las Vegas venue scale and production quality investment. Despite the significant increase in absolute cost, the Company improved its overall gross margin from 64.5% to 67.9%, demonstrating favorable operating leverage as fixed and semi-fixed event costs were spread across a materially higher revenue base.

Digital cost of revenue represents a highly favorable cost structure relative to the segment’s revenue, generating a gross margin of approximately 191.6%, reflecting the highly scalable nature of digital content.

Operating Expenses

Total operating expenses (excluding cost of revenue) for the year ended December 31, 2025 were 17.2% greater, compared to the year ended December 31, 2024. The following table presents operating expenses by category and as a percentage of total revenue:

	2025	2025 (%)	2024	2024 (%)
Salaries and wages	$6,427,600	9.7%	$5,636,061	17.9%
Commissions	5,594,356	8.5%	2,159,781	6.9%
Bonuses	970,853	1.5%	83,232	0.3%
Total compensation	12,992,809	19.7%	7,879,074	25.1%
Benefits and payroll taxes	756,392	1.1%	603,126	1.9%
Contractors	4,293,596	6.5%	3,002,331	9.6%
Accounting	1,672,154	2.5%	154,963	0.5%
Legal	1,122,615	1.7%	7,470,310	23.8%
Business operations	427,349	0.6%	197,286	0.6%
Total professional services	3,222,118	4.9%	7,822,559	24.9%
Office and administration	887,645	1.3%	697,674	2.2%
Marketing and advertising	1,176,435	1.8%	667,853	2.1%
Travel (non-event)	489,315	0.7%	495,157	1.6%
Insurance	319,336	0.5%	157,111	0.5%
Stock-based compensation	335,971	0.5%	193,052	0.6%
Credit loss	475,550	0.7%	25,000	0.1%
Charitable contributions	347,852	0.5%	56,449	0.2%
Depreciation	10,344	0.0%	24,195	0.1%
Other operating expenses	138,383	0.2%	92,185	0.3%
Total operating expenses	25,445,746	38.5%	21,715,766	69.1%
Income (loss) from operations	$19,373,666	29.3%	$(1,430,869)	(4.6)%

The 17.2%, increase in total operating expenses reflects the Company’s growth investments in headcount, sales infrastructure, and financial reporting capabilities, partially offset by a significant reduction in legal expense following the settlement of previously accrued litigation. Excluding legal fees, operating expenses increased in 2025, consistent with the significant scaling of the business. The Company’s operating expense ratio as a percentage of revenue improved from 69.1% in 2024 to 38.5% in 2025, reflecting substantial operating leverage on the fixed cost base as revenue more than doubled.

Compensation

Total compensation represents the Company’s largest single operating cost category. Base salaries reflect the Company’s investment in building a world-class team across editorial, events production, sales, and corporate functions. Commission expense is directly tied to the Company’s revenue-based incentive structure, particularly for its events sales force and corporate subscription sales teams. Commission expense that qualifies as an incremental cost of obtaining a customer contract under ASC 340-40 is capitalized and amortized over the contract term when the associated contract has a period of benefit greater than one year. Specifically, commissions for flagship event sponsorship contracts qualify for capitalization under ASC 340-40, as these can be earned more than 12 months in advance of the event. For all other sales commissions, including those for digital, print, and advisory contracts, the Company applies the practical expedient and expenses them as incurred, as the expected benefit period does not exceed one year. Bonus expense reflects performance-based compensation accruals for fiscal year 2025. Total compensation increased by 64.9%, versus the prior year, driven primarily by a 159% increase in commission expense tied directly to the higher event sponsorship and advisory sales volume.

Contractors

Contractor expense reflects the Company’s use of specialized freelance talent, primarily in content production, events staffing, and technical functions. This approach provides operational flexibility, particularly during peak production periods.

Professional Services

Professional services reflects the Company’s substantial investment in accounting, audit, and legal advisory services. Accounting fees include fees for audit preparation, tax compliance, technical accounting consultation, and financial systems work associated with the Company’s financial reporting maturation. Legal fees reflect the Company’s engagement with outside counsel on corporate, commercial, and intellectual property matters.

Stock-Based Compensation

Non-cash stock-based compensation expense was recognized for the year ended December 31, 2025, as well as fiscal year 2024. No compensation expense was recorded at the exercise date of any of the four NSO exercises completed during 2025; the exercise-date spread represents ordinary income to the employee and a tax deduction for the Company under IRC §83 but does not constitute GAAP compensation expense under ASC 718.

In connection with the closing of the Nakamoto Inc. merger on February 19, 2026, the vesting of all then-outstanding unvested stock options was accelerated in full in accordance with the change-in-control provisions of the Company’s Revised 2018 Omnibus Incentive Plan.

Credit Loss

Credit loss reflects allowances established for accounts receivable balances identified as potentially uncollectible as of December 31, 2025. The Company’s allowance for credit losses is determined using a specific identification methodology. Under this approach, management evaluates individual receivable balances for indicators of impairment, including customer creditworthiness, payment history, aging, and current economic conditions. While this methodology does not rely solely on aging schedules, older receivable balances do attract heightened scrutiny and may trigger specific reserve consideration. Of the total contract asset balance outstanding as of December 31, 2025, the majority representing amounts due from UTXO Management GP, LLC and Nakamoto Holdings Inc., was invoiced and collected in cash in January 2026.

Other Income and Expense

The following table summarizes other income and expense items for the years ended December 31, 2025 and 2024:

Item	FY 2025	FY 2024
Interest income and credit card rewards	$47,746	$34,359
Tax refunds	229,604	10,625
Investment income	107,673	150,000
Unrealized gain (loss) on digital assets	24,295	(2,607)
Realized gains on digital assets	47,904	139,247
Loss on investment	(141,649)	—
Other income, net	119,104	—
Total other income	434,677	331,624
Interest expense	(105,072)	(179,190)
FX exchange (loss)	(3,045)	(7,846)
Change in fair value of SAFE liability	(1,000)	(170,000)
Total other expense	(109,117)	(357,036)
Net other income (expense)	325,560	(25,412)
Income before taxes	19,699,226	(2,183,794)
Income tax benefit (expense)	(4,885,810)	5,820,925
Net income	$14,813,416	$3,637,131

Interest expense primarily relates to the Company’s SAFE Note Payable and EIDL Loan. Change in fair value of digital assets reflects mark-to-market adjustments gains on the Company’s Bitcoin and USDT holdings, consistent with the Company’s adoption of ASU 2023-08 and its policy to recognize digital assets at fair value under ASC 350-60. During fiscal year 2025, the Company recognized a loss on investment related to one of its equity interests that had no remaining value.

The Company’s effective income tax rate for fiscal year 2025 was approximately 24.8% on pre-tax income, reflecting a total income tax provision of $4,885,810. The Company’s current tax provision of $1,275,066 consists of $758,753 federal, and $516,313 state, and the deferred tax expense of $3,610,744 consists of $3,022,914 federal, and $587,830 state. The deferred tax expense primarily reflects the reversal of temporary differences previously recognized as deferred tax assets, including the full utilization of federal net operating loss carryforwards, the settlement of the accrued litigation settlement, and the reversal of the Section 174 capitalized R&D deferred tax asset.

Liquidity and Capital Resources

Overview

The Company’s principal sources of liquidity are cash generated from operating activities, principally from its events and digital media businesses, and contract liability advance payments from event sponsors and ticket purchasers. As of December 31, 2025, the Company had cash and cash equivalents of $11,071,285 and total accounts receivable (including contract assets) of $11,112,077.

The Company’s business model is inherently a pre-funding model. Event sponsors and ticket purchasers pay in advance of each conference, in many cases twelve to eighteen months in advance for flagship sponsorship packages, which creates a structural pattern of cash inflows well in advance of the corresponding operating cash outflows for event production. This means that the Company’s operating cash cycle is: (1) cash is received from sponsors and ticket purchasers and recorded as contract liabilities; (2) cash is disbursed to vendors in the months preceding the event and recorded as conference prepaid expenses; and (3) revenue is recognized, and prepaid expenses are expensed, in the time period in which the event occurs.

As a result, the Company typically enters each calendar year with a significant portion of its flagship event revenue already cash-collected, which limits the liquidity risk associated with revenue uncertainty. The Company’s contract liabilities balance as of December 31, 2025 represents a significant non-cash liquidity source, as sponsors and ticket purchasers have pre-funded future events. This balance primarily relates to the Bitcoin 2026 Conference and represents committed future revenue that will be earned upon performance of the obligation. The principal components of contract liabilities as of December 31, 2025 are sponsorship revenue, ticket revenue, media, digital, print revenue, and deferred consulting and subscription revenue.

Working Capital and Liquidity Position

Balance sheet item	December 31, 2025	December 31, 2024
Cash and cash equivalents	$11,071,285	$2,931,437
Accounts receivable (net)	7,750,335	4,094,624
Contract assets	3,361,742	3,004,441
Conference prepaid expenses	3,473,358	1,081,342
Other prepaids	185,843	8,401
Digital assets	170,396	250,557
Other current assets	283,414	—
Total current assets	26,296,373	11,370,802
Accounts payable	3,545,289	13,355
Contract liabilities	16,423,381	13,771,197
Dividends payable	1,703,140	1,489,920
Accrued liabilities and other	2,019,698	12,197,667
Total current liabilities	23,691,508	27,472,139
Working capital surplus (deficit)	$2,604,865	$(16,101,337)

As of December 31, 2025, the Company had a working capital surplus, compared to a working capital deficit as of December 31, 2024.

The Company’s largest current liability is the contract liabilities balance, the majority of which represents advance payments from event sponsors and ticket purchasers for the upcoming Bitcoin 2026 Conference. This contract liability does not require cash repayment; rather, it will be earned and recognized as revenue upon delivery of the event. However, the Company would be required to refund these amounts if the event were cancelled, which represents a contingent liability.

Conference prepaid expenses represent advance payments made to vendors in connection with the upcoming Bitcoin 2026 Conference, which are directly correlated to, and partially offset by, the deferred event revenue balance.

Debt Obligations

As of December 31, 2025, the Company had the following debt obligations:

●	SAFE Note Payable:: Simple Agreement for Future Equity (SAFE) issued in February 2021 for a cash investment of $500,000. The SAFE entitles the holder to convert into the Company’s preferred stock upon a qualifying equity financing, liquidation, or dissolution event. The SAFE is accounted for as a liability under ASC 480 and is remeasured at fair value each period (Level 3).
●	EIDL Loan: Economic Injury Disaster Loan from the U.S. Small Business Administration. This loan has a 30-year term following a deferred payment period, with monthly installments of principal and interest. Accrued interest as of December 31, 2025 is included in accrued loan interest on the consolidated balance sheets.
●	Related Party Payables: Includes amounts due to David Bailey, co-founder and former CEO, and Tyler Evans, co-founder and former CIO, representing expenses paid by these individuals on behalf of the Company and funding provided to the Company.

Digital Assets

The Company holds digital assets across multiple custodial wallets, consisting of Bitcoin and USDT stablecoins as of December 31, 2025. Pursuant to ASU 2023-08, the Company measures its digital assets at fair value using Level 1 inputs (quoted prices on active exchanges), with changes in fair value recognized in the statement of operations each period. Stablecoins, including USDT and USDC, are classified as digital assets, not cash or cash equivalents, consistent with the Company’s accounting policy and ASC 350-60. The following table provides a roll-forward of digital asset activity for the years ended December 31, 2025 and 2024:

	For the Years Ended
	December 31, 2025	December 31, 2024
Beginning Balance	$250,557	$116,550
Additions	16,932,236	13,317,449
Disposals	(17,084,596)	(13,320,082)
Realized gain on disposals	47,904	139,247
Change in fair value of digital assets	24,295	(2,607)
Ending Balance	$170,396	$250,557

Additions primarily represent cryptocurrencies received from customers as payment for events and subscription services. Disposals reflect the Company’s conversion of digital assets to U.S. dollars to fund operating activities.

Preferred Stock and Dividends

The Company has two series of preferred stock outstanding:

●	Series Seed Preferred Stock: 290,555 shares issued and outstanding at $1,200,000 carrying value. Holders are entitled to receive a cumulative dividend at the annual rate of 6% of the original issue price. As of December 31, 2025, accrued Series Seed dividends payable totaled $714,477, compared to $642,477 as of December 31, 2024 with an aggregate liquidation preference of $1,914,477 and $1,842,477, respectively.
●	Series A Preferred Stock: 114,111 shares issued and outstanding at $2,338,678 carrying value. Holders are entitled to receive a cumulative dividend at the annual rate of 6% of the original issue price. As of December 31, 2025, accrued Series A dividends payable totaled $988,663 compared to $847,443 as of December 31, 2024 with an aggregate liquidation preference of $3,327,341 and $3,186,121, respectively.

Upon any liquidation, dissolution, or winding up of the Company, holders of Series Seed and Series A Preferred Stock are entitled to receive, prior to any distribution to holders of common stock, an amount per share equal to the greater of (i) the original issue price plus any accrued but unpaid dividends, or (ii) the amount that would be payable if such shares were converted into common stock immediately prior to the Liquidation Event. Total accrued preferred dividends payable as of December 31, 2025 were $1,703,140. Preferred dividends are cumulative and are recorded as a reduction in retained earnings. Neither series of preferred stock is entitled to vote on matters presented to stockholders.

Related Party Transactions

The Company has the following related party balances and transactions as of and for the year ended December 31, 2025 that require disclosure under ASC 850, Related Party Disclosures:

●	Related Party Loans Receivable: Outstanding loans to David Bailey, co-founder and former CEO, made under Board-approved terms bearing interest at 2% per annum, payable in full at maturity.
●	UTXO Management GP, LLC; Marketing Services Agreement: UTXO is a related party as its majority shareholders are also majority stockholders of the Company. The Company earned $2,930,000 in service fees from UTXO during fiscal year 2025, compared to $3,004,441 in 2024, reflected in contract assets. Subsequent to December 31, 2025, the Company exercised its call right with respect to UTXO upon closing of the Nakamoto Inc. acquisition.
●	Due to David Bailey: Represents expenses paid by Mr. Bailey on behalf of the Company and funding provided to the Company.
●	Due to Tyler Evans: Represents expenses paid by Mr. Evans on behalf of the Company and funding provided to the Company.
●	Nakamoto Inc.; Marketing Services Agreement: Effective May 12, 2025, BTC Inc. entered into a Marketing Services Agreement with Nakamoto Holdings, Inc. (subsequently renamed Nakamoto Inc., NASDAQ: NAKA). Nakamoto was a related party of BTC Inc. during the applicable service period, as David Bailey, co-founder and former CEO of BTC Inc., also served as Chairman and CEO of Nakamoto Inc., and Tyler Evans, co-founder and former CIO of BTC Inc., served as Chief Investment Officer of Nakamoto Inc. Marketing services revenue earned from Nakamoto under the MSA is included within the digital revenue segment. Subsequent to December 31, 2025, the Call Right under the MSA was exercised by Nakamoto, resulting in the merger described in the Subsequent Events section below.
●	Related Party Interest Payables: Includes accrued interest on related party notes payable.

Subsequent Events

Subsequent to December 31, 2025, on February 19, 2026, BTC Inc. was acquired by Nakamoto Inc. (NASDAQ: NAKA) in an all-stock transaction. Nakamoto exercised its Call Right under the Marketing Services Agreement, and BTC Inc. simultaneously exercised its Call Right with respect to UTXO Management GP, LLC. Upon closing, BTC Inc. and UTXO became wholly-owned subsidiaries of Nakamoto Inc. BTC Inc. and UTXO securityholders received, on a fully diluted basis, shares of Nakamoto Inc. common stock.

Accounting for the Acquisition - Preliminary Purchase Price Allocation

The merger was consummated on February 19, 2026, which is prior to the issuance date of the Company’s consolidated financial statements. Nakamoto Inc. is currently in the process of completing its preliminary purchase price allocation under ASC 805, Business Combinations. As of the date of issuance, the fair values of the identifiable assets acquired and liabilities assumed, including the allocation of consideration to specific assets and goodwill, have not been finalized. Accordingly, provisional amounts are subject to adjustment during the measurement period, which may extend up to twelve months from the acquisition date.

Among the most significant items subject to valuation and measurement period adjustment are: (i) the fair value of BTC Inc.’s contract liabilities, which under ASC 805 will be recorded by Nakamoto Inc. at fair value, representing the estimated cost-to-fulfill the underlying performance obligations rather than the face amount of consideration received, which may result in a reduction from carrying value; (ii) any identifiable intangible assets, including trade names, customer relationships, and content; and (iii) the resulting goodwill balance. Management expects to engage an independent valuation firm and to report preliminary purchase price allocation information in Nakamoto Inc.’s upcoming periodic filings. Readers of these standalone BTC Inc. financial statements should be aware that the reported contract liability balance as presented may not result in a corresponding full amount of revenue recognition at the Nakamoto Inc. consolidated level following the acquisition.

IRC §382 Ownership Change and Deferred Tax Assets

The merger constituted an ownership change within the meaning of Internal Revenue Code Section 382, triggered by the acquisition of BTC Inc. by Nakamoto Inc. on February 19, 2026. An IRC §382 ownership change imposes an annual limitation on the utilization of net operating loss carryforwards and certain other tax attributes generated prior to the ownership change date. The Company has not yet completed its analysis of the applicable annual §382 limitation, and it is possible that some or all of its deferred tax attributes may be subject to limitation or may require a valuation allowance following completion of the analysis. Nakamoto Inc. will address this matter as part of its broader post-acquisition tax analysis.

Revenue Seasonality

The Company’s revenue is seasonal and concentrated around the timing of its conferences and events. Interim period results are not indicative of full-year performance, as a substantial portion of annual revenue is recognized at the time events are delivered. Operating costs, including salaries, benefits, and other overhead, are incurred on a relatively consistent basis throughout the year, while event-related revenue recognition occurs at discrete points in time corresponding to event delivery. As a result, quarterly results will vary materially depending on the scheduling of the Company’s event portfolio in any given period.

Bitcoin Price Sensitivity

Overall business performance may be materially influenced by the prevailing price of Bitcoin. Bitcoin price levels affect sponsorship demand, ticket sales, institutional engagement, the pace of corporate Bitcoin adoption, and the broader market appetite for Bitcoin-focused events, media, and advisory services. Management cannot predict the price of Bitcoin or its trajectory, and sustained periods of Bitcoin price decline could adversely affect demand across all of the Company’s revenue streams. Conversely, periods of price appreciation have historically correlated with increased market activity and engagement across the Company’s product and service offerings.

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